August 31, 1995

Mr. Nicholas P. DiPaolo
Salant Corporation
1114 Avenue of the Americas
New York, New York  10028

Dear Nick:

Reference is hereby made to the Employment Agreement (the "Employment Agreement"), dated as of September 20, 1993, between yourself as the Employee and Salant Corporation ("Salant"), as modified by the Agreement (the "September Agreement"), dated as of September 22, 1993, between yourself as the Employee and Salant.

We have mutually agreed to amend the Employment Agreement, effective January 1, 1996, as follows:

     1. Section 2 of the Employment Agreement is hereby deleted in its entirety and substituted with the following therefore:

     "Section 2.    Term of Employment.    For purposes of this
Agreement, the term "Employment Period"  shall mean the period
commencing January 1, 1996 and ending December 31, 1996.    The
Corporation agrees that if it intends to renew or extend the term of the Employment Period beyond December 31, 1996, it will so notify the Employee in writing on or before July 1, 1996."

     2. Paragraph (a) of Section 3 is hereby deleted in its entirety and substituted with the following therefore:

     "(a)    Salary.    As annual salary for the services to be
rendered by the Employee a salary at the rate of $625,000 per annum from January 1, 1996 through December 31, 1996, payable in bi-weekly installments during the Employment Period."

     Except as specifically set forth herein, the Employment
Agreement remains in full force and effect and is hereby ratified, confirmed and approved. The Employment Agreement, as modified by the September Agreement and this letter, is the only agreement that governs the


terms of your employment.   All other letters, agreements and
memorandum are hereby null and void.

     If the foregoing correctly sets forth our mutual agreement, please sign and return to me the three attached copies of this letter.

                              Very truly yours,

                              SALANT CORPORATION


                              By:  ______________________________
                                   Todd Kahn
                                    Vice President, General
Counsel and                                   Secretary


Accepted and Agreed To:


By:  _______________________________
     Nicholas P. DiPaolo

Date:  _____________________________